Exhibit 6.1

AGREEMENT OF LIMITED PARTNERSHIP

OF

UNIVERSE ENERGY PARTNERS, LP

A Texas Limited Partnership

The Partnership Units represented by this document have not been registered under any securities laws and the transferability of such Units is restricted. Such Units may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Units by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Units shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

The Partnership Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation or assignment as set forth in this Agreement of Limited Partnership and agreed to by each Partner. Said restriction provides, among other things, that no vendee, transferee, assignee or endorsee shall have the right to become a substituted Investor Partner without the consent of the Managing General Partner.

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SECTION 1. THE PARTNERSHIP	1
1.1. Organization	1
1.2. Name	1
1.3. Principal Business	1
1.4. Principal Place of Business	1
1.5. Term	1
1.6. Filings; Agent for Service of Process	1
1.7. Independent Activities	2
1.8. Authorized Units	2
1.9. Definitions	2
SECTION 2. PARTNERS’ CAPITAL CONTRIBUTIONS	8
2.1. Managing General Partner	8
2.2. Investor Partners	8
2.3 Additional Capital Contributions	9
2.4. Extent of Liability	9
2.5. Other Matters	9
SECTION 3. ALLOCATIONS	9
3.1. Capital Accounts	9
3.2. Allocation of Profits and Losses	11
3.3. Special Allocations	12
3.4. Code Section 704(c) Tax Allocations	13
3.5. Miscellaneous	14
SECTION 4. DISTRIBUTIONS	15
4.1. Distributions to Partners and Unit Holders Not in Connection with Liquidation	15
4.2. Withholding	15
4.3. Limitation Upon Distributions	15
4.4. Distributions in Kind	15
4.5. Distributions to Pay Tax	16
SECTION 5. MANAGEMENT	16
5.1. Authority of the Managing General Partner	16
5.2. Right to Rely on the Managing General Partner	17
5.3. Duties and Obligations of the Managing General Partner	17
5.4. Indemnification of the Managing General Partner	18
5.5. Reimbursement and Compensation to the Managing General Partner	18
5.6. Interpretation	19

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(continued)

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5.7. Reliance Upon Experts	19
5.8. Limitations on Partners’ Acts	19
5.9. Other Permissible Activities	20
SECTION 6. ROLE OF INVESTOR PARTNERS	20
6.1. Rights or Powers	20
6.2. Voting Rights	20
6.3. Indemnification of Additional General Partners	21
SECTION 7. BOOKS AND RECORDS	21
7.1. Books and Records	21
7.2. Fiscal Year	21
7.3. Financial Statements and Tax Returns	21
7.4. Reports	22
7.5. Confidentiality	22
7.6 Partnership Representative	22
SECTION 8. AMENDMENTS; MEETINGS	23
8.1. Amendments	23
8.2. Meetings of the Partners	23
SECTION 9. TRANSFERS OF UNITS; DISTRIBUTIONS	24
9.1. Restriction on Transfers	24
9.2. Permitted Transfers	24
9.3. Prohibited Transfers	24
9.4. Rights of Unadmitted Assignees	25
9.5. Admission of Unit Holders as Partners	25
9.6. Representations; Legend	25
9.7. Distributions and Allocations in Respect to Transferred Units	26
SECTION 10. MANAGING GENERAL PARTNER	26
10.1. Covenant Not to Withdraw, Transfer or Dissolve	26
10.2. Permitted Transfers	26
10.3. Prohibited Transfers	27
10.4. Termination of Status as Managing General Partner	27
10.5. Conversion of Additional General Partner Interests into Limited Partner Interests	28
10.6. Liability of Partners	28
SECTION 11. DISSOLUTION AND WINDING UP	28
11.1. Liquidating Events	28
11.2. Winding Up	29

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(continued)

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11.3. Capital Account Deficit Restoration	29
11.4. Withholding from Liquidating Distributions	29
11.5. Rights of Partners and Unit Holders	30
11.6. Notice of Dissolution	30
11.7. Certificate of Termination	30
SECTION 12. POWER OF ATTORNEY	30
12.1. The Managing General Partner as Attorney-In-Fact	30
12.2. Nature as Special Power	30
SECTION 13. MISCELLANEOUS	31
13.1. Liability of Parties	31
13.2. Notices	31
13.3. Binding Effect	31
13.4. Construction	31
13.5. Time	31
13.6. Headings	31
13.7. Severability	31
13.8. Incorporation by Reference	31
13.9. Further Action	31
13.10. Variation of Pronouns	31
13.11. Governing Law	31
13.12. Waiver of Action for Partition	31
13.13. Counterpart Execution	32
13.14. Sole and Absolute Discretion	32
13.15. Entire Agreement	32
13.16. Attorneys’ Fees	32
13.17. Third Parties	32
13.18. Venue	32

EXHIBIT A:	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS:
MANAGING GENERAL PARTNER
EXHIBIT A-1:	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS:
INVESTOR PARTNERS

iii

AGREEMENT OF LIMITED PARTNERSHIP

OF

UNIVERSE ENERGY PARTNERS, LP

A Texas Limited Partnership

This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of August 30, 2021 (the “Effective Date”), by and among Universe Energy, LLC, (“Universe MGP”), a Texas limited liability company, as the Managing General Partner, the Persons whose names are set forth on attached Exhibit A-1, as the Additional General Partners or as Limited Partners (the Limited Partners, together with the Additional General Partners, the “Investor Partners”) and David Vaughan as the nominal initial limited partner (the “Initial Limited Partner”), pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”) on the following terms and conditions.

Section 1
THE PARTNERSHIP

1.1       Organization. The Partnership was formed on August 30, 2021, by the filing of the certificate of formation described in Section 3.005 of the TBOC (the “Certificate”) with the Texas Secretary of State. The Investor Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the TBOC and upon the terms and conditions set forth in this Agreement.

1.2       Name. The name of the Partnership shall be UNIVERSE ENERGY PARTNERS, LP and all business of the Partnership shall be conducted in such name. The Managing General Partner may change the name of the Partnership upon 10-days’ notice to the Investor Partners. The Partnership shall hold all of its Property in the name of the Partnership, or other entity designated by the Managing General Partner, and not in the name of any Partner.

1.3.      Principal Business. The purposes for which the Partnership is organized are:

(a)              To acquire interests in oil and gas properties, including from affiliates of the Managing General Partner (hereinafter, the “Prospects”);

(b)              To conduct operations on the Prospects, if appropriate;

(c)              To purchase, acquire, sell, dispose, operate, drill and produce oil, gas, minerals and properties and all things incident to the Prospects including, and with respect to the business of the Partnership, the construction and operation, alone or with others, of any project or operation incident to the Prospects for the treatment or refining of oil, gas and minerals and for the construction of systems for the production, collection, storage, treatment or delivery of the same or the products thereof;

(d)              To perform any acts as the General Partners determine to be desirable or convenient in accomplishing the foregoing purposes; and

(e)              To engage in any other lawful activity permitted under the TBOC.

1.4.       Principal Place of Business. The principal place of business of the Partnership shall be at Premier Place, 5910 N. Central Expressway, Suite 370, Dallas, Texas 75206. The Managing General Partner may change the principal place of business of the Partnership to any other place upon 10-days’ notice to the Investor Partners.

1.5.       Term. The term of the Partnership commenced on the Effective Date and shall continue until December 31, 2071, unless sooner terminated with the consent of the Managing General Partner, by an affirmative vote of a Majority in Interest of the Partners or until, if earlier, the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 11.

1.6.       Filings; Agent for Service of Process

(a)              The Managing General Partner has caused the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the TBOC. The Managing General Partner shall take any and all other actions reasonably desirable or convenient in the opinion of the Managing General Partner to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Texas.

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(b)              The Managing General Partner shall take any and all other actions as may be reasonably desirable or convenient in the opinion of the Managing General Partner to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

(c)              The agent for service of process of the Partnership shall be David Vaughan or any successor as appointed by the Managing General Partner. The agent for service of process shall be entitled to resign at any time by delivering written notice to the General Partner.

1.7       Independent Activities. Each Partner, including the Managing General Partner, may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant to it shall prevent the Managing General Partner from engaging in such activities, or require the Managing General Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Managing General Partner and the admission of each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation. Notwithstanding the foregoing, the Managing General Partner still has an overriding fiduciary obligation to the Partners.

1.8       Authorized Units. The limited and general partnership interests of the Investor Partners in the Partnership shall be represented by Units, and there are hereby authorized a total of 2,000 Units.

1.9       Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.9 or elsewhere in this Agreement.

(a)              “Acquisition Costs” shall mean all reasonable costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the conduct of reserve and other technical studies of properties for purposes of acquisition of a property, the actual purchase price of a property and any other assets acquired with such property, the types of costs and expenses enumerated in the definition of Cost that are incurred in connection with the acquisition activities, and all reasonable borrowings and costs and expenses related thereto related to acquisition of properties.

(b)              “Additional General Partner” means any Person who has been admitted as a General Partner, excluding the Managing General Partner, pursuant to the terms of this Agreement.

(c)              “Adjusted Capital Account” means, with respect to any Partner or Unit Holder, the balance in such Partner’s or Unit Holder’s Capital Account as of the end of the fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account that amount that such Partner or Unit Holder is obligated to restore or deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and (i)(5) of the Regulations; and (ii) debit to such Capital Account items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account is intended to comply with the provisions of Regulation section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently with those provisions.

(d)              “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting interests of such Person, (iii) any officer, director or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

(e)              “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

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(f)               “Allocation Year” means (a) the period beginning upon formation of the Partnership and ending on December 31, 2021, (b) any subsequent period beginning on January 1 and ending on the following December 31, or (c) any portion of the period described in clause (i) or (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction.

(g)              “Capital Account” means with respect to any Partner or Unit Holder, the capital account maintained for such Partner or Unit Holder in strict compliance with Treasury Regulation section 1.704-1(b)(2)(iv) as required by Section 3.1 hereof.

(h)              “Capital Contribution” means, with respect to any Partner or Unit Holder, the cash or property contributed to the Partnership with respect to the interest in the Partnership held by such Partner or Unit Holder. “Capital Contributions” refers to the aggregate of the foregoing contributions.

(i)               “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(j)               “Completion” of a well is an indefinite term. In the context of the Partnership, Completion shall mean the cleaning out of a well after reaching a specific depth, and/or conducting those processes or operations which the Partnership decides to employ in a good faith effort to make a well capable of producing oil and/or gas in commercial quantities or determines that it will not produce oil and/or gas in commercial quantities. Such effort shall not require an obligation by the Managing General Partner or the Partnership to attempt Completion in more than one potentially productive zone and does not include stimulation procedures or pumping or lifting equipment.

(k)              “Costs”

(i)               when used in connection with the sale by the Managing General Partner or its Affiliates of properties to the Partnership shall mean the amount actually paid by the Managing General Partner or its Affiliates for such assets that amount shall not exceed the sum of:

(1)              the amounts paid to unaffiliated third parties for the property, including bonuses;

(2)              title insurance or title examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property, insurance or title;

(3)              a pro rata portion of the actual and reasonable expenses for seismic and geophysical services; and

(4)              rentals and ad valorem taxes paid by the seller with respect to such property to the date of its transfer to the Partnership, interest and points actually incurred on funds used to acquire or maintain such property, and such portion of the seller’s reasonable and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property in accordance with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells that are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (4) shall have been incurred not more than 36 months prior to the purchase by the Partnership from the Managing General Partner or its Affiliates.

(ii)             when used in connection with services, “Costs” means the reasonable and actual expense incurred by the Managing General Partner or its Affiliates on behalf of the Partnership in providing such services, determined in accordance with generally accepted accounting principles;

(iii)            when used elsewhere, “Cost” means the price paid by the General Partner or its Affiliates in an arms-length transaction.

(l)               “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable to the Partnership with respect to an asset for such year or other period, except that (a) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes and such difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) for any other asset if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be adjusted as necessary so as to be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners.

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(m)            “Development Costs” shall mean all Costs of drilling, testing, completing, equipping, plugging, abandoning, deepening, plugging back, reworking, waterflood, and similar activities on Partnership Prospects that are not defined as Operating Costs.

(n)              “Direct Costs” shall mean all Costs directly incurred by the Partnership or the Managing General Partner on behalf of the Partnership for goods and services, including but not limited to, annual accounting fees, expenses of preparing tax returns and reports, the cost of reserve evaluations prepared by independent petroleum engineers, consulting fees, legal fees, costs of preparing and distributing periodic reports to the Partners, postage, printing and insurance. Direct costs shall also include the cost of employing geologists, engineers, and geophysicists and all other such actual costs directly incurred by or for the benefit of the Partnership and the Partners. Direct Costs shall not include organization and offering costs, General and Administrative Expenses, Operating Costs, Acquisition Costs or Development Costs.

(o)              “General and Administrative Expenses” mean all customary and routine expenses, including accounting, office rent, telephone, secretarial, salaries and other incidental expenses incurred by the Managing General Partner or an Affiliate, which are desirable or convenient in the opinion of the Managing General Partner to the conduct of the Partnership’s business, whether generated by the Managing General Partner, an Affiliate or by third parties, but excluding Direct Costs and Operating Costs. No General and Administrative Expenses charged will be duplicated under any other category of expense or cost.

(p)              “General Partner” means any Person who (i) is the Managing General Partner or (ii) an Additional General Partner pursuant to the terms of this Agreement. “General Partners” means all such Persons.

(q)              “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)             The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Managing General Partner;

(ii)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner or Unit Holder of more than a de minimis amount of Property as consideration for an interest in the Partnership; (C) the grant of an interest in the Partnership as consideration for the provision of services to the Partnership by an existing Partner or a new Partner acting in a “partner capacity” or in anticipation of becoming a Partner (in each case within the meaning of Regulation Section 1.704-1(b)(2)((iv)(d)); and (D) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A), (B) and (C) above shall be made only if the Managing General Partner reasonably determines that such adjustments are appropriate to reflect the relative economic interests of the Partners and Unit Holders in the Partnership;

(iii)          The Gross Asset Value of any Partnership asset distributed to any Partner or Unit Holder shall be adjusted to equal the gross fair market value of such asset (taking Code Section 7701(g) into account) on the date of distribution;

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(iv)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); and

(v)            If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to (ii) or (iii) above, such Gross Asset Value will then be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

(r)               “Investor Partners” shall have the meaning set forth in the Preamble. In addition, Universe MGP shall be treated as an Investor Partner for all purposes of this Agreement if, but only to the extent, that it acquires Units pursuant to Section 2.1(d).

(s)              “Limited Partner” means any Person who has been admitted as a Limited Partner pursuant to the terms of this Agreement, “Limited Partners” means all such Persons.

(t)               “Liquidating Event” has the meaning set forth in Section 11. “Liquidation” shall be defined as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

(u)           “Majority in Interest” shall mean Partners in a group whose total share of allocations of Profits, Losses and other items as set forth in Section 4 represents more than 50% of all allocations of the Profits, Losses and other items as set forth in Section 4 of the members of such group. Unless otherwise required under the TBOC or this Agreement, for each matter requiring a vote of the Partners or Investor Partners hereunder, each Partner shall vote pro rata in accordance with the percentage that such Partner’s share of allocations of Profits, Losses and other items bears to all allocations of Profits, Losses and other items as set forth in Section 4.

(v)              “Management Fee” means the non-recurring one-time payment equal to 15% of subscriptions as described in the Offering Circular which (a) first shall be paid as a reimbursement to the Managing General Partner for all offering and organizational costs, including commissions and other syndication costs and (B) then, the excess shall be a fee payable to the Managing General Partner for management of operations.

(w)             “Managing General Partner” means any Person who (i) is the Managing General Partner, and (ii) has not ceased to be a Managing General Partner pursuant to the terms of this Agreement. “Managing General Partners” means all such Persons. As of the Effective Date, Universe MGP is the Managing General Partner of the Partnership.

(x)              “Minimum Gain” has the meaning set forth for “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

(y)              “Net Cash” means the gross cash proceeds of the Partnership from all sources, reduced by (i) Capital Contributions, and (ii) amounts used to pay or establish reserves for all Partnership expenses, debt payments (except as provided herein), capital improvements, replacements and contingencies, all as determined by the Managing General Partner. “Net Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

(z)              “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

(aa)            “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(bb)           “Offering Circular” means that certain Offering Circular of Universe Energy Partners, LP, to be effective upon qualification.

(cc)            “Offering Termination Date” shall mean the one year anniversary of the date the offering is declared qualified by the United States Securities and Exchange Commission, or such earlier date as the Managing General Partner, in its sole and absolute discretion, shall elect, unless extended by the Managing General Partner, in its sole discretion, for one or more periods not to exceed an additional twelve months in total.

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(dd)           “Operating Costs” means all expenses incurred in connection with the production and marketing of the oil and gas produced from properties in which the Partnership has an interest, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident thereto, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

(ee)            “Organization and Offering Costs” all costs of organizing and selling the offering including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts, expenses of qualification of the sale of the securities under federal and state law, including taxes and fees and accountants’ and attorneys’ fees and other front-end fees.

(ff)             “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

(gg)           “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

(hh)           “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(ii)             “Partners” means the Managing General Partner and all Investor Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.

(jj)             “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

(kk)           “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(ll)           “Partnership Representative” has the meaning given that term in Section 7.6 of this Agreement.

(mm)        “Payout” means the first point in time at which the total Profits allocated to the then Investor Partners (other than the Managing General Partner and any of its Affiliates with respect to Units acquired by them) equals the total Losses and Code Section 705(a)(2)(B) expenditures of such Investor Partners (other than the Managing General Partner and any of its Affiliates with respect to Units acquired by them) as a group such that upon an immediate hypothetical Liquidation, each then Investor Partner would receive the return of his Capital Contribution reduced for such purpose by all prior cash distributions and the Gross Asset Value of property distributions previously made to such Investor Partner.

(nn)           “Permitted Transfer” has the meaning set forth in Section 9.2.

(oo)           “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

(pp)           “Profits” and “Losses” mean the Partnership’s net taxable income or loss determined in accordance with Code Section 703(a) and Regulation section 1.703-1 for each of its fiscal years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss) with the following adjustments:

(i)               Such Profits and Losses will be computed as if items of tax-exempt were included in the computation of taxable income or loss;

(ii)             Any items specially allocated pursuant to Section 3.3 of this Agreement shall not be taken into account in computing Profits or Losses;

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(iii)            In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)            gain or loss resulting from any disposition of Partnership property where such gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Gross Asset Value of such property;

(v)              any Partnership expenditures described in Code section 705(a)(2)(B) for a fiscal year or treated as being so described in Regulation section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account will be subtracted from the taxable income or loss;

(vi)            To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) is required, pursuant to Regulation section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s or Unit Holder’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of such property and shall be taken into account for purposes of computing Profits or Losses; and

(vii)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation.”

(qq)           “Property” means all real and personal property acquired by the Partnership and any improvements thereto and shall include both tangible and intangible property.

(rr)             “Prospect(s)” has the meaning set forth in Section 1.3 hereof.

(ss)            “Regulation” means all proposed, temporary, and final regulations promulgated under the Code, as such regulations may be amended from time to time.

(tt)             “Revaluation” has the meaning given the term in Section 3.1(e) of this Agreement.

(uu)           “Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114 74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, the Regulations promulgated thereunder, and published administrative interpretations thereof).

(vv)           “Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which the Partnership and all of its Partners may elect to treat the fair market value of any Partnership interest that is Transferred in connection with the performance of services as being equal to the liquidation value of that Partnership interest.

(ww)         “Safe Harbor Election” means the election by the Partnership and its Partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43 or any successor authority.

(xx)           “Safe Harbor Regulations” means Proposed Regulation Section 1.83-3(l) or any successor authority.

(yy)           “Super-Majority in Interest” shall mean Partners whose total share of allocations of Profits, as set forth in Section 3 represents more than two-thirds (2/3) of all allocations of the Profits.

(zz)            “TBOC” means the Texas Business Organizations Code, as amended from time to time (or any corresponding provisions of succeeding law).

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(aaa)         “Transfer” means, as a noun, any voluntary or involuntary transfer, sale or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell or otherwise dispose of.

(bbb)        “Treasury Regulations” means “Treas. Reg.” or “Regulation” or “Regulations” shall mean the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(ccc)         “Turnkey Contract” shall mean an agreement entered into by and between the Managing General Partner or its Affiliate(s) and the Partnership providing for the obligation of the Managing General Partner or its Affiliate(s) to bear the cost of acquiring the ownership in Prospect wellbores for the Partnership and the Drilling, Testing and Completion of Prospect Wells and certain other expenses at a fixed price.

(ddd)      “Unit” means an undivided interest of the Investor Partners in the aggregate interest in the capital and profits of the Partnership.

(eee)         “Unit Holders” means all Persons who hold Units and are treated as partners for federal income tax purposes, regardless of whether they are substitute Partners admitted under state law. “Unit Holder” means any one of the Unit Holders.

Section 2
PARTNERS’ CAPITAL CONTRIBUTIONS

2.1       Managing General Partner.

(a)           The name and address of the Managing General Partner are set forth in Exhibit A.

(b)           The Managing General Partner shall contribute cash to the Partnership in an amount so that the Managing General Partner’s interest in the Partnership to this Section 2.1(b) is always equal to 1% of the aggregate total of the then total Capital Contributions to the Partnership.

(c)           As additional consideration for the services of the Managing General Partner, it shall also receive an allocation of an additional 20% of Profits in excess of Losses after Payout. Such carried interest is reflected in, and is not in addition to, the allocations of Profits and Losses set forth in Section 3.2. The Partnership, the Partners, and Unit Holders hereby acknowledge and agree that the additional carried interest in the Partnership and the rights and privileges associated therewith, collectively are intended to constitute a “profits interest” in the Partnership within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service or Regulation or other pronouncement applicable on the Effective Date. The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership is authorized and directed to elect the Safe Harbor Election and the Partnership and each Partner and Unit Holder (including any Person to whom an interest in the Partnership is Transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership if Transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Partnership Representative shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. Any transferee of an interest shall agree to be bound by this Section 2.1(c).

(d)           Universe MGP may, but shall have no obligation to, make a Capital Contribution to the Partnership to acquire one or more (or fractional) Units in the Partnership. All Units purchased by Universe MGP or any of its Affiliates shall be purchased net of the Management Fee. If and to the extent that Universe MGP or any of its Affiliates makes a Capital Contribution to acquire Units, such purchaser shall be entitled to all rights associated with such Units, including, but not limited to, the right to share in allocations of Profits and Losses and distributions that are allocable to the Units, as set forth in this Agreement.

2.2       Investor Partners. The names, addresses, Capital Contributions and Units of partnership interest of the Investor Partners shall be set forth on attached Exhibit A-1, which shall be amended by the Managing General Partner from time to time. The Managing General Partner shall have the sole and absolute right to admit to the Partnership, as Investor Partners, such qualified Persons as the Managing General Partner deems advisable. Each Person (other than Universe MGP or its Affiliates) purchasing Units in the Partnership pursuant to the offering described in the Offering Circular shall deliver to the Partnership a subscription agreement executed by him, together with payment to the Partnership of $25,000 in cash per Unit. The minimum subscription per subscriber in such offering is $10,000. Subscriptions for fractional Units may be accepted at the discretion of the Managing General Partner. Upon execution and delivery of a subscription agreement and this Agreement by a Limited Partner other than the Initial Limited Partner, and acceptance of such subscription by the Managing General Partner, the Initial Limited Partner shall withdraw as a partner in the Partnership with no right to any profits, losses, distributions or capital of the Partnership. The Partnership shall commence operations once it has received and accepted capital contributions from Investor Partners representing 20 Units. Any sales commissions, as described in the Offering Circular, shall be reimbursed to the Managing General Partner out of the Management Fee, which shall come out of the subscriptions of Investor Partners (excluding Universe MGP and its Affiliates).

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2.3       Additional Capital Contributions. Except as provided in Section 11.3 or as otherwise provided in this Agreement, no Investor Partner shall be required or obligated to contribute any capital to the Partnership or be subject to any charge for failure to make any capital contribution, other than as provided in Section 2.2. Furthermore, no Investor Partner shall be obligated to lend any funds to the Partnership.

2.4       Extent of Liability.

(a)              Limited Partners. Except as otherwise provided by applicable law:

(i)               No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, the Managing General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, contracts or any other obligation of the Partnership unless that Limited Partner otherwise agrees to that liability; and

(ii)             A Limited Partner shall be liable only to make his Capital Contributions and shall not be required to lend any funds to the Partnership or, after his Capital Contributions have been paid, to make any additional Capital Contributions to the Partnership.

(b)              General Partners. General Partners are liable, in addition to their initial Capital Contributions, for Partnership obligations and liabilities represented by their ownership of interests as general partners, in accordance with Texas law and for the restoration of any deficit balance in their Capital Account upon a Liquidation. Any General Partner who converts his interest into that of a Limited Partner retains liability as a General Partner for the time period during which he was a General Partner.

(c)              Managing General Partner. No Managing General Partner shall have any personal liability for the repayment of any Capital Contributions of any Investor Partner. The Managing General Partner shall be liable for all debts and obligations of the Partnership and for the restoration of any deficit balance in its Capital Account upon a Liquidation. Subject to Section 10.4, a Managing General Partner shall not be liable as a Managing General Partner for Partnership debts and obligations arising after such Person ceases to be a Managing General Partner.

2.5       Other Matters.

(a)           Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the written consent of the Managing General Partner. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

(b)           No Partner shall receive any interest, salary or draw with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as a Partner, except as otherwise provided in this Agreement.

Section 3
ALLOCATIONS

3.1       Capital Accounts.

(a)       General. A separate Capital Account shall be established and maintained for each Partner and Unit Holder on the books and records of the Partnership, and such Capital Accounts shall be determined and maintained in strict accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and, to the extent consistent therewith:

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(i)          each Partner's and Unit Holder’s Capital Account shall be increased by:

1.	the amount of money contributed by such Partner or Unit Holder to the Partnership;

2.	the Gross Asset Value of any property contributed by such Partner or Unit Holder to the Partnership (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code section 752); and

3.	Profits and other income and gain allocated to it pursuant to Section 3.

(ii)        and each Partner's or Unit Holder’s Capital Account shall be decreased by:

1.	the amount of any money distributed to such Partner or Unit Holder by the Partnership;

2.	the Gross Asset Value of any property distributed to such Partner or Unit Holder by the Partnership (net of any liabilities securing such distributed property that such Partner or Unit Holder is considered to assume or take subject to pursuant to Code section 752);

3.	its allocations of expenditures of the Partnership described in section 705 (a)(2)(B); and

4.	the amount of Losses and other deduction and losses allocated to such Partner or Unit Holder under Section 3 including the allocable share of simulated depletion; and

(b)              The initial Capital Accounts of the Managing General Partner and the Investor Partners are set forth in Exhibit A and Exhibit A-1, respectively.

(c)              Upon a Transfer of all or a part of a Partner’s interest in the Partnership, the Capital Account of the transferor or applicable portion thereof will carry over to the transferee.

(d)              Adjustments to Capital Accounts Related to Depletion.

(i)             Solely for purposes of maintaining the Capital Accounts, each year the Partnership shall compute (in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(k)) a simulated depletion allowance for each oil and gas property using that method, as between the cost depletion method and the percentage depletion method (without regard to the limitations of Code Section 613A(c)(3) which theoretically could apply to any Partner or Unit Holder), which results in the greatest simulated depletion allowance. The simulated depletion allowance with respect to each oil and gas property shall reduce the Partners’ and Unit Holders’ Capital Accounts in the same proportion as the Partners and Unit Holders were allocated adjusted basis with respect to such oil and gas property. In no event shall the Partnership’s aggregate simulated depletion allowance with respect to an oil and gas property exceed the Partnership’s adjusted basis in the oil and gas property (maintained solely for Capital Account purposes).

(ii)           Upon the taxable disposition of an oil and gas property by the Partnership, the Partnership shall determine the simulated (hypothetical) gain or loss with respect to such oil and gas property (solely for Capital Account purposes) by subtracting the Partnership’s simulated adjusted basis for the oil and gas property (maintained solely for Capital Account purposes) from the amount realized by the Partnership upon such disposition. Simulated adjusted basis shall be determined by reducing the adjusted basis by the aggregate simulated depletion charged to the Capital Accounts of all Partners. The Capital Accounts of the Partners and Unit Holders shall be adjusted upward by the amount of any simulated gain on such disposition in proportion to such Partners’ and Unit Holders’ allocable shares of the portion of total amount realized from the disposition of such property that exceeds the Partnership’s simulated adjusted basis in such property. The Capital Accounts of the Partners and Unit Holders shall be adjusted downward by the amount of any simulated loss in proportion to such Partners’ and Unit Holders’ allocable shares of the total amount realized from the disposition of such property that represents recovery of the Partnership’s simulated adjusted basis in such property.

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(iii)           To the extent funded by capital contributions, the adjusted basis of the Partnership’s oil and gas properties shall be allocated 99% to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and 1% to the Managing General Partner.

(e)       Revaluations. Upon the occurrence of any of the events described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(5) and 1,704-1(B)(2)(iv)(m), the Capital Accounts of the Partners and Unit Holders shall be increased or decreased to reflect a revaluation of Partnership property on the Partnership’s books, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a ”Revaluation”), and the Capital Accounts of the Partners and Unit Holders shall thereafter be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and other provisions of Treasury Regulations Section 1.704-1(b). Thereafter, for example, the Partnership shall make reverse 704(c) allocations as permitted by Treasury Regulation to reflect such Revaluation of assets using the traditional method unless another method is selected by the Managing General Partner.

(f)         Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the Managing General Partner may make such modification. The Managing General Partner also shall (y) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and Unit Holders and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (z) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

3.2       Allocation of Profits and Losses. The Management Fee shall first be allocated to the Investor Partners other than any Investor Partner who is Universe MGP or its Affiliate.

(a)       Profits. Thereafter after giving effect to the special allocations set forth in Section 3.3 below, Profits shall be allocated among the Partners and Unit Holders as follows:

(i)               Prior to Payout, (A) 99% to the Investor Partners and Unit Holders as a group (but ratably among them based upon the excess for each of (x) the Capital Contributions of each individual Investor Partner/Unit Holder that have not been previously offset by distributions to such Investor Partner/Unit Holder, over (y) Losses including for such purposes the Management Fee and any nondeductible expenses allocated to such Investor Partner/Unit Holder under Section 3.2(b) and (B) 1% to Universe MGP; and

(ii)             After Payout, first among the Partners in reverse order in which Losses after Payout were allocated under Sections 3.2(b) and (c) pro rata according to the proportions in which such Losses to be offset were allocated and then 79% to the Investor Partners and Unit Holders, and 21% to Universe MGP.

(b)              Losses. After giving effect to the special allocations set forth in Section 3.3 and except as provided in Section 3.2(c), Losses shall be allocated among the Partners and Unit Holders as follows:

(i)             First, to the Partners and Unit Holders to the extent of, in proportion to and in the reverse order in which Profits were allocated to them pursuant to Section 3.2(a), until the cumulative amount of Losses allocated to each Partner or Unit Holder pursuant to this Section 3.2(b)(i) is equal to cumulative amount of Profits so allocated to such Partner or Unit Holder; provided, however, that to the extent that any cash or property equivalent to Profits allocated to a Partner or Unit Holder under Section 3.2(a) are distributed pursuant to Sections 4.1 or 4.4, no Losses shall be allocated under this Section 3.2(b)(i) to offset such Profits; and

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(ii)             Second, to the Partners and Unit Holders with positive Capital Account balances in proportion to their respective positive Capital Accounts until the positive balances in their Capital Accounts are reduced to zero.

(c)           The Losses allocated to the Partners and Unit Holders pursuant to Section 3.2(b) shall not exceed the maximum Losses that can be so allocated without causing any Partner or Unit Holder to have a deficit Capital Account at the end of any Allocation Year. In the event some but not all of the Partners and Unit Holders would have deficit Capital Accounts as a consequence of an allocation of Losses pursuant to Section 3.2(b), the limitation set forth in this Section 3.2(c) shall be applied on Partner by Partner and Unit Holder by Unit Holder basis so as to allocate the maximum permissible Losses to each Partner and Unit Holder under Regulation section 1.704-1(b)(2)(ii)(d). All Losses in excess of the foregoing limitation set forth in this Section 3.2(c) shall be allocated 1% to Universe MGP and 99% to the Additional General Partners (and ratably among them based upon the amount of their Units in the Partnership).

3.3       Special Allocations. Before the allocations in Section 3.2, the following special allocations shall be made in the following order and priority to the Partners and Unit Holders:

(a)           Minimum Gain Chargeback. If there is a net decrease in Minimum Gain during any Allocation Year, each Partner and Unit Holder shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in proportion to, and to the extent of, an amount equal to such Partner’s and/or Unit Holder’s share of the net decrease in Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner and/or Unit Holder pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt during any Allocation Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Partner and/or Unit Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s and/or Unit Holder’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner and/or Unit Holder pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-(i)(4) and 1.704-2(j)(2). This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)       Qualified Income Offset. In the event any Partner and/or Unit Holder unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner and/or Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner and/or Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Partner and/or Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 3.3(c)were not in this Agreement. This Section 3.3(c) is intended to comply with the qualified income offset requirement in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

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(d)       Gross Income Allocation. In the event any Partner and/or Unit Holder has a deficit Capital Account at the end of any Fiscal Year or other applicable period which is in excess of the sum of (i) the amount such Partner and/or Unit Holder is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner and/or Unit Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner and/or Unit Holder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Partner and/or Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 3.3(d).

(e)       Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704 1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners and/or Unit Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)       Nonrecourse Deductions and Partner Nonrecourse Deductions.

(i)             Nonrecourse Deductions shall be allocated to the Partners and/or Unit Holders in accordance with their Sharing Ratios. For purposes of this Section 3.3(f), “Sharing Ratios” means 21% to the Managing General Partner and 79% to the Investor Partners in proportion to the number of outstanding Units held by each.

(ii)            Partner Nonrecourse Deductions (having the same meaning as the term “partner nonrecourse deductions” set forth in Section 1.704-2(i)(2) of the Regulations) shall be allocated in accordance with Section 1.704 2(i)(l) of the Regulations to the Partner and/or Unit Holder who bears the economic risk of loss with respect to such deductions.

(g)       Allocation of Proceeds of Nonrecourse Liability. The determination of whether any Distribution by the Partnership is allocable to the proceeds of a nonrecourse liability of the Partnership shall be made by the Managing General Partner under any reasonable method that is in compliance with Section 1.704 2(h) of the Regulations. Solely for purposes of determining the Partners’ and/or Unit Holders’ proportionate shares of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), interests in the Partnership’s profits shall be 21% to the Managing General Partner and 79% to Investor Partners and Unit Holders in proportion to the number of outstanding Units held by each.

(h)       Curative Allocations. The allocations set forth in Section 3.3(a)-(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704 1(b) of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.3(h). Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Managing General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s and/or Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner and/or Unit Holder would have had if the Regulatory Allocations were not part of this Agreement.

3.4 Code Section 704(c) Tax Allocations.

(a)           When a variation exists between the adjusted basis of property contributed or deemed contributed to the capital of the Partnership for federal income tax purposes (including pursuant to Rev. Rul. 99-5) and the Gross Asset Value of such property upon such contribution, the Partnership shall allocate the income, gain, loss and deduction with respect to such property among the Partners pursuant to the traditional method under Code § 704(c) and the Regulations promulgated thereunder (unless the Managing General Partner selects a different method in his sole and absolute discretion). When a variation exists between the adjusted basis of property in the Partnership and cash contributed or deemed contributed to the Partnership, the Partnership shall make reverse 704(c) allocations using Code Section 704(c) principles and the traditional method (unless the Managing General Partner selects a different method in his sole and absolute discretion).

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(b)           Upon the occurrence of any of the events described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(5) and 1,704-1(B)(2)(iv)(m) the Capital Accounts of the Partners and Unit Holders shall be increased or decreased to reflect a revaluation of Partnership property on the Partnership’s books, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”), and the Capital Accounts of the Partners and Unit Holders shall thereafter be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and other provisions of Treasury Regulations Section 1.704-1(b). Thereafter, for example, the Partnership shall make reverse 704(c) allocations as permitted by Treasury Regulation to reflect such Revaluation of assets. When an adjustment to the Gross Asset Value of any Partnership asset results in a variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value, then the Partnership shall subsequently allocate the income, gain, loss and deduction with respect to such asset among the Partners and Unit Holders pursuant to the traditional method allowable under Code § 704(c) and the Regulations promulgated thereunder unless another method is allowable and selected by the Managing General Partner in its sole and absolute discretion.

(c)              Allocations pursuant to Code Section occur 704(c) and the related Regulations apply solely for federal, state, and local tax purposes (i.e., are not for “book” purposes or for determining Profits or Losses) and shall not affect any Partner’s and/or Unit Holder’s Capital Account or share of Profits, Losses, other items or Distributions (including tax distributions) pursuant to any provision of this Agreement.

3.5        Miscellaneous.

(a)           The Partnership shall calculate Profits, Losses or any other items allocable to any period on a closing of the books method under Code Section 706 and the related Regulations using the closing of the books method but any convention as may be selected by the Managing General Partner may select any convention with respect to the closing of the books method in its sole and absolute discretion.

(b)           The Partners and Unit Holders understand the income tax consequences of the allocations made by this Section 3 and hereby agree to report for income tax purposes their share of Partnership income, gain, loss, deduction and credit in accordance with those allocations as reflected on the information returns of the Partnership. To the extent permissible under Section 704 of the Code and the Regulations thereunder, in making allocations provided for in Sections 3.2 and 3.3, ordinary income realized by the Partnership from recapture of previously reported deductions shall be allocated to those Partners and/or Unit Holders (or their successors in interest) to whom such deductions were originally allocated and in proportion to such original allocations. Any obligation relating to the recapture of previously reported credits shall be allocated to those Partners and/or Unit Holders (or their successors in interest) to whom such credits were originally allocated and in proportion to such original allocations.

(c)              It is intended that the allocations in Section 3.2 and Section 3.3 of this Agreement effect an allocation for federal income tax purposes consistent with Section 704 of the Code and comply with any limitations or restrictions therein. The Managing General Partner shall have complete discretion to make the allocations pursuant to Section 3.2 and Section 3.3 in any reasonable manner consistent with Section 704 of the Code and to amend the provisions of this Agreement as appropriate to comply with the Regulations promulgated under Section 704 of the Code, if in the opinion of counsel to the Partnership, such an amendment is advisable to reflect allocations among the Partners and/or Unit Holders consistent with those Regulations.

(d)           The Partnership shall exercise its option to deduct intangible costs pursuant to Code section 263(c). In addition, subject to a vote to the contrary, the Managing General Partner may cause the Partnership to make or revoke (if permitted by the Regulations) the election referred to in Code section 754 or any similar provision enacted in lieu thereof and make or revoke any other election or option that may be available to the Partnership under the Code. Notwithstanding the foregoing, in no event, may the Managing General Partner, any Partner or Unit Holder make an entity classification election or Subchapter S election that would cause the Partnership to be treated as a C corporation or S corporation for federal income tax purposes.

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(e)           It is the intent of the Partners and Unit Holders that each Partner’s and each Unit Holder’s allocation of profits, losses, income, gain, loss, deduction and credit be determined in accordance with this Agreement to the fullest extent permitted by sections 704(b) and 704(c) of the Code and the corresponding Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement, if the Partnership is advised that, as a result of the adoption of new or amended Treasury Regulations pursuant to sections 704(b) and/or 704(c) of the Code, or the issuance of authorized interpretations, the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the Partners and Unit Holders agree to amend the allocation provisions of this Agreement, on advice of accountants and Partnership counsel, to the minimum extent necessary to cause such allocation provisions to be respected for federal income tax purposes.

Section 4
DISTRIBUTIONS

4.1       Distributions to Partners and Unit Holders Not in Connection with Liquidation. Subject to Section 11.2 of this Agreement, positive Net Cash, if any, shall be distributed, at such times as the Managing General Partner may determine, but in no event less frequently than annually, as follows:

(a)              Prior to Payout, 1% to the Managing General Partner and 99% to the Investor Partners and Unit Holders (and ratably among them based upon the Units held by each); and;

(b)              After Payout, 21% to the Managing General Partner and 79% to the Investor Partners and Unit Holders (and ratably among them based upon the Units held by each).

4.2       Withholding. All amounts withheld pursuant to the Code or any provision of any state, local or foreign Law with respect to any payment, distribution or allocation to the Partnership or the Partners and/or Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Partner and/or Unit Holder with respect to whom such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement and shall reduce the amount otherwise distributable to such Partner and/or Unit Holder under this Agreement. The Partnership is authorized to withhold from payments and distributions, or with respect to allocations to the Partner and/or Unit Holder, and to pay over to any Governmental Authority any amount required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law.

4.3       Limitation Upon Distributions.

(a)              The Partnership may not make a distribution to the Partners and Unit Holders to the extent that, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners and Unit Holders with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of the Partnership’s assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Partnership’s assets only to the extent that the fair value of that property exceeds that liability.

(b)              A Partner or Unit Holder who receives a distribution that is not permitted under this Agreement has no liability under the TBOC to return the distribution unless the Partner or Unit Holder knew that the distribution violated the prohibition of the TBOC. This does not affect any obligation of the Partners or Unit Holders under this Agreement or other applicable law to return the distribution.

(c)              Except as otherwise provided by this Agreement, a Partner or Unit Holder has no right to receive any distribution from the Partnership in any form other than cash.

(d)              No distributions shall be made to any Limited Partner or Unit Holder to the extent such distribution would create or increase a deficit in such Limited Partner’s or Unit Holder’s Adjusted Capital Account. Any such distribution shall be withheld by the Partnership and made to the Limited Partner as soon as the distribution would not create or increase a deficit in such Adjusted Capital Account prior to other distributions.

4.4       Distributions in Kind. With respect to any distribution in kind, the Managing General Partner shall ascertain the fair market value by agreement or failing such agreement, by appraisal or other reasonable means, of the partnership assets to be distributed in kind, and each Partner’s and Unit Holder’s Capital Account shall be charged or credited, as the case may be, as if such assets had been sold for cash at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Partners and Unit Holders in accordance with Section 3.

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4.5       Distributions to Pay Tax. Notwithstanding any provision contained herein, the Managing General Partner may, in its sole discretion, authorize periodic distributions of Net Cash to any Partner or Unit Holder in amounts to be paid by the Partner or Unit Holder for any taxes owed by such Partner or Unit Holder as a result of Profits allocated to such Partner or Unit Holder pursuant to Section 3 when such Partner or Unit Holder does not otherwise receive a distribution of Net Cash pursuant to Section 4.1 that is sufficient to pay the tax liability associated with such allocation. Any such distributions will count as an advance of distributions under Section 4.1 and shall offset and be trued up with all subsequent distributions under Section 4.1.

Section 5
MANAGEMENT

5.1       Authority of the Managing General Partner. Except to the extent otherwise provided herein, the Managing General Partner shall have the right to manage the business of the Partnership and shall have all of the rights and powers that may be possessed by general partners under the TBOC including, without limitation, the right and power to:

(a)              acquire by purchase, lease or otherwise any real or personal property that may be convenient or incidental to the accomplishment of the purposes of the Partnership;

(b)              operate, maintain, improve, own, or grant options with respect to, sell, convey, assign, lease and cause to have constructed any real and personal property convenient or incidental to the accomplishment of the purposes of the Partnership;

(c)              execute any and all agreements, contracts (including Turnkey Contracts with the Managing General Partner or its Affiliates), documents, certifications, licenses and instruments desirable or convenient in the opinion of the Managing General Partner in connection with the purposes of the Partnership and the management, maintenance and operation of the Property and employ such Persons, including Affiliates of the Managing General Partner, as are reasonable to perform the duties required thereby;

(d)              execute, in furtherance of any or all of the purposes of the Partnership, any bill of sale, contract or other instrument purporting to convey any or all of the Property;

(e)              undertake, prepay in whole or in part, recast, increase, modify or extend any liabilities affecting the Partnership as reasonable, convenient or incidental to the purposes of the Partnership;

(f)               care for and distribute funds to the Partners and Unit Holders by way of cash, income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership and this Agreement;

(g)              contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, including Affiliates of the Managing General Partner, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(h)              engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Property and General Partner liability) reasonable or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

(i)               make any and all elections for federal, state and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners and Unit Holders with respect to adjustments to the Partnership’s federal, state or local tax returns; and (iii) to represent the Partnership, the Partners and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the Partners and the Unit Holders in their capacities as Partners or Unit Holders, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners and Unit Holders with respect to such tax matters or otherwise affect the rights of the Partnership, the Partners and Unit Holders. The Managing General Partner is specifically authorized to act as the “Partnership Representative” under the Code and in any similar capacity under state or local law;

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(j)               execute powers of attorney, consents, waivers and other documents that may be reasonable before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Partnership;

(k)              take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Partnership and with or without disclosing the true owner or party in interest thereto. The Partnership shall be solely entitled to all rights, titles and interests held by the Managing General Partner or nominee on behalf of the Partnership and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Partnership by assignment or otherwise or held in the name of the Managing General Partner or nominee as the Managing General Partner may determine; provided, always, that the Managing General Partner shall keep as part of the books and records of the Partnership and properly account on its books for each such contract, deed, note or other instrument indicating the nominal parties thereto, date, thereof and general description of such document;

(l)               institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with or incidental to this Agreement, and to engage counsel or others in connection therewith; and

(m)          take all actions not expressly proscribed or limited by this Agreement, or refrain from taking all actions not expressly required by this Agreement, as may be reasonable or appropriate to accomplish the purposes of the Partnership.

5.2       Right to Rely on the Managing General Partner. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the Managing General Partner as to:

(a)              the identity of any Partner;

(b)              the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Managing General Partner or which are in any other manner germane to the affairs of the Partnership;

(c)              the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)              any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

5.3       Duties and Obligations of the Managing General Partner.

(a)              The Managing General Partner shall take all actions that may be reasonable or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Texas (and of each other jurisdiction in which such existence is reasonable to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged), and (ii) for the accomplishment of the Partnership’s purposes.

(b)              The Managing General Partner shall devote to the Partnership such time as may be desirable or reasonable in the opinion of the Managing General Partner for the proper performance of all duties hereunder, but the General Partner shall not be required to devote full time to the performance of such duties.

(c)              The Managing General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Investor Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

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(d)              In order to protect Partnership assets, the Managing General Partner may procure or cause to be procured and maintain or cause to be maintained in force, or contract with others to obtain and maintain in force, such insurance as in its best judgment it deems prudent to serve as protection against liability for loss and damage that may be occasioned by the activities of the Partnership. The cost of obtaining such insurance shall be charged to and borne by the Partnership. The Managing General Partner shall not be liable to any Investor Partner for any loss that may be sustained by the Partnership because the Managing General Partner did not acquire or cause to be acquired any particular type of insurance.

5.4       Indemnification of the Managing General Partner.

(a)              To the furthest extent permitted by the TBOC, the Partnership, its receiver or its trustee shall indemnify, hold harmless and pay all judgments and claims against the Managing General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Managing General Partner in connection with the business of the Partnership, including attorneys’ fees incurred by the Managing General Partner in connection with the defense of any action based on any such act or omission, which attorneys’ fees and expenses may be paid as statements for such fees and expenses are presented, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

(b)              In the event of any action by a Unit Holder against the Managing General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless and pay all expenses of the Managing General Partner, including attorneys’ fees, incurred in the defense of such action, if the Managing General Partner is successful in such action.

(c)              The Partnership shall indemnify, hold harmless and pay all expenses, costs or liabilities of the Managing General Partner who for the benefit of the Partnership makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

5.5       Reimbursement and Compensation to the Managing General Partner.

(a)              Universe MGP shall receive as compensation for its services as Managing General Partner the following amounts:

(i)             Direct Costs Reimbursement. The Managing General Partner shall be reimbursed for all Direct Costs of the Partnership for which it pays. The Managing General Partner may charge to the Partnership and be reimbursed or pay out of Partnership funds, as and when available, all Direct Costs incurred by the Managing General Partner in the operation of the Partnership including but not limited to expenses, charges and fees relating to:

(1)	accounting fees,

(2)	reserve evaluations prepared by independent petroleum engineers,

(3)	consulting fees, professional fees, attorneys’ fees and court costs,

(4)	preparing and distributing periodic reports to the Partnership,

(5)	insurance for the benefit of the Partnership,

(6)	preparing tax returns and reports, and

(7)	employing the services of engineers, geologists, geophysicists, attorneys, and landmen.

(ii)            The Management Fee described in the Offering Circular which (a) first shall be paid as a reimbursement to the Managing General Partner for all offering and organizational costs, including commissions and other syndication costs and (B) then, the excess shall be a fee payable to the Managing General Partner for management of operations.

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(iii)           Profits Interest. The Managing General Partner shall receive a “profits interest” in the Partnership as described in Section 2.1(c) hereof.

(iv)           Reimbursements. The Managing General Partner shall be reimbursed for actual General and Administrative Expenses incurred by the Managing General Partner payable monthly until the Partnership is dissolved.

(v)            Other Compensation. The Managing General Partner and its Affiliates may transfer properties to the Partnership. The Managing General Partner and its Affiliates may enter into other transactions with the Partnership, such as providing operating services, supplies and equipment, and shall be entitled to well supervision fees and other compensation at rates and terms competitive with those in the geographic area of the properties.

(vi)          Acquisition Costs and Development Costs. The Managing General Partner and its Affiliates shall be reimbursed for Acquisition Costs and Development Costs, whether by direct reimbursement of actual expenses incurred or as part of a Turnkey Contract.

(b)              The Managing General Partner shall not be deemed to have received commissions, fees or other compensation paid to any firm, proprietorship, partnership or corporation that is an Affiliate, or in which the Managing General Partner, or any partner, officer, director or employee thereof or any member of any such person’s respective immediate family, owns a beneficial interest. Nothing contained in this Agreement shall be deemed to:

(i)             Restrict the right of the Managing General Partner or any Affiliate to be reimbursed for sums actually expended in conducting the business of the Partnership;

(ii)           Restrict the right of the Managing General Partner or any other person to receive the income or distributions to which they would otherwise be entitled as the Managing General Partner or a Partner under the terms of this Agreement; or

(iii)          Prevent or restrict the Managing General Partner, or any related person or entity from obtaining or sharing in all or any part of any commissions or other sums payable in connection with any property purchased or sold by the Partnership.

5.6       Interpretation. If any provision of this Agreement is unclear or ambiguous in the opinion of the Managing General Partner, the Managing General Partner, in its sole and absolute discretion, shall have the right and power to interpret such provision in accordance with the purposes, and in the best interests of the Partnership and all the Partners; provided that the Managing General Partner may not interpret the provisions hereof so as to increase its compensation as set forth herein.

5.7       Reliance Upon Experts. The Managing General Partner may employ or retain such counsel, accountants, engineers, geologists, landmen, appraisers or other experts or advisors as it may reasonably deem appropriate for the purpose of discharging its duties hereunder and shall be entitled to pay the fees of any such persons from the funds of the Partnership. The Managing General Partner may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, geologist, appraiser or other expert or advisor, whether retained or employed by the Partnership, the Managing General Partner, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Partnership.

5.8       Limitations on Partners’ Acts.

(a)              Prohibited Acts. The Partners, including the Managing General Partner, are expressly prohibited from entering into any contract or other transaction that would:

(i)             Result in possession of Partnership property or assignment of any rights in specific Partnership property, other than for a Partnership purpose; or

(ii)            Authorize the lending of Partnership funds to any partnership or joint venture in which the Managing General Partner or its Affiliate is a general partner.

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(b)              Acts Requiring Unanimous Approval. Except by the unanimous consent of all of the Partners, including the Managing General Partner, no Partner has authority to:

(i)             Assign the Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

(ii)            Dispose of the goodwill of the business; or

(iii)           Do any other act, which would make it impossible to carry on the ordinary business of the Partnership.

5.9       Other Permissible Activities. No Partner is prevented hereby from engaging in other activities for profit, whether in the oil and gas business or otherwise. The Partners, including the Managing General Partner and its Affiliates, have and in the future may engage in other businesses including the organization and management of additional partnerships, limited partnerships, joint ventures or corporations for the exploration of oil and gas and must necessarily divide their time between the business of the Partnership and their other activities. The Partners, including the Managing General Partner and its Affiliates, are hereby authorized, during the life of the Partnership, to acquire oil or gas interests or properties and not offer the same to the Partnership. Further, nothing herein shall prevent another partnership organized by the Managing General Partner or any Affiliate from acquiring a prospect that is in the same geological reservoir as any Prospect owned by this Partnership.

Section 6
ROLE OF INVESTOR PARTNERS

6.1       Rights or Powers. The General Partners shall jointly manage the business of the Partnership as provided herein. However, no Investor Partner acting alone (whether a Limited Partner or a General Partner) shall take part in the control or management of the business or transact any business for the Partnership, and no Investor Partner shall have the power to sign for or bind the Partnership. Any action or conduct of Investor Partners acting individually on behalf of the Partnership is hereby expressly prohibited. Any Investor Partner who violates this Section 6.1 shall be liable to the remaining Investor Partners, the Managing General Partner and the Partnership for any damages, costs or expenses any of them may incur as a result of such violation. The Investor Partners hereby grant to the Managing General Partner or its successors or assignees the exclusive authority to manage and control the Partnership business in its sole discretion and to thereby bind the Partnership and all Partners in its conduct of the Partnership business. Investor Partners shall have the right to vote only with respect to those matters specifically provided for in these Articles. No Investor Partner shall have the authority to:

(a)              Do each act set forth in Section 5.8;

(b)              Confess a judgment;

(c)              Submit a Partnership claim or liability to arbitration or reference;

(d)              Make a contract or bind the Partnership to any agreement or document;

(e)              Use the Partnership’s name, credit, or property for any purpose;

(f)               Do any act that is harmful to the Partnership’s assets or business or by which the interests of the Partnership shall be imperiled or prejudiced; or

(g)              Perform any act in violation of any applicable law or regulations thereunder or perform any act that is inconsistent with the terms of this Agreement.

6.2       Voting Rights. The Investor Partners who are General Partners, voting together with the Managing General Partner, shall have the right to vote on all Partnership decisions expressly requiring the vote of such Investor Partners under the TBOC and on matters expressly requiring their vote or consent under the provisions of this Agreement. Unless otherwise required under the TBOC or this Agreement, the affirmative vote of General Partners representing a Majority in Interest of the General Partners shall be required on any matter requiring the vote or consent of Investor General Partners. Unless otherwise required under the TBOC or this Agreement, for each matter requiring a vote of the Investor General Partners hereunder, each General Partner shall vote pro rata in accordance with the then applicable percentage that such General Partner’s share of allocations of Profits, Losses and other items bears to all allocations of Profits, Losses and other items as set forth in Section 4 among the General Partners. Such vote may be obtained in accordance with the procedures described in Section 8. In addition to any matters otherwise set forth in this Agreement, the affirmative vote of a Majority in Interest of the Investor General Partners will be required to approve the following: (a) the sale of all or substantially all of the Partnership’s assets; (b) the removal of the Managing General Partner and election of a new Managing General Partner pursuant to Section 10 (which affirmative vote of the General Partners must be by a Super-Majority In Interest); (c) the dissolution and winding up of the Partnership and, if necessary, appointment of an entity to oversee the winding up of the Partnership’s affairs, pursuant to Section 11; (d) the voluntary withdrawal of the Managing General Partner and the election of a new Managing General Partner if the Managing General Partner elects to withdraw pursuant to Section 10; and (e) any amendment to the provisions of this Agreement that would alter, in any material way, the rights of the Investor Partners, or their obligations, or the obligations of the Partnership under this Agreement, including amendments to the voting rights or to provisions governing the interests of the Investor Partners in Profits, Losses, other allocation items, or Partnership distributions (except where required and permitted under Sections 4 or 5). Notwithstanding any other provisions of this Agreement, no amendment to this Agreement shall have the effect of modifying the limited liability of any Investor Limited Partner without the specific consent of such Investor Limited Partner.

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6.3       Indemnification of Additional General Partners. The Managing General Partner agrees to indemnify each of the Additional General Partners for the amounts of obligations, risks, losses or judgments of the Partnership or the Managing General Partner that exceed the amount of applicable insurance coverage and amounts that would become available from the sale of all Partnership assets. Such indemnification applies to casualty losses and to business losses, such as losses incurred in connection with the drilling of an unproductive well, to the extent such losses exceed the Additional General Partners’ interest in the undistributed net assets of the Partnership. If, on the other hand, such excess obligations are the result of the negligence or misconduct of an Additional General Partner, or the contravention of the terms of the Partnership Agreement by the Additional General Partner, then the foregoing indemnification by the Managing General Partner shall be unenforceable as to such Additional General Partner, and such Additional General Partner shall be liable to all other Partners for damages and obligations resulting therefrom.

Section 7
BOOKS AND RECORDS

7.1       Books and Records. The Partnership shall keep all books and records required by the TBOC in the manner described in Section 153.551 (or any successor provision) of the TBOC and shall make such records and books available to its Partners (or their representatives) in the manner set forth in the TBOC, upon notice as described in the TBOC.

7.2       Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

7.3       Financial Statements and Tax Returns. At the expense of the Partnership, the Managing General Partner shall engage certified public accountants to prepare the Partnership’s annual income tax return, the return required by Code section 6050K relating to sales and exchanges of interests in the Partnership, which shall include:

(a)               a balance sheet as of the last day of the accounting year;

(b)              a statement of income or loss for the full year;

(c)               a statement of changes in financial position;

(d)              a statement of cash flow and distributions for the full year;

(e)              a detailed statement of distributions to and changes in the Capital Accounts of all Partners; and

(f)               a detailed statement of assessments and borrowings, if any.

Within a reasonable time after the close of each accounting year, the Managing General Partner shall transmit to each person who was a Partner (or assignee) during such accounting year, a copy of such financial statements and a report (which may be in the form of Schedule K-1 to IRS Form 1065) containing necessary tax information.

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7.4       Reports. In addition to the financial information set forth in this Section 7, the Managing General Partner shall furnish to the Partners annually a detailed statement of any transactions by the Partnership with the Managing General Partner or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Managing General Partner or its Affiliates.

7.5        Confidentiality. All information relating to the Partnership and the Partners is intended by all Partners to be confidential and a trade secret of the Partnership. Any disclosure of such information to anyone other than a Partner or their duly designated representative, or the use of any information regarding the Partnership, its business or its Partners is prohibited; provided, however, that nothing herein shall prevent or restrict the disclosure of any such information for a proper Partnership business purpose or as otherwise may be required by law. The Partnership and the Partners acknowledge that any breach of the confidentiality provision herein contained may not provide the non-breaching party with an adequate remedy at law and thus, the Partners and the Partnership acknowledge and agree to injunctive relief with respect to any such breach.

7.6        Partnership Representative. The Managing General Partner is hereby designated as the “partnership representative” of the Partnership for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Revised Partnership Audit Procedures and in such capacity shall represent the Partnership in any disputes, controversies or proceedings with the Internal Revenue Service or with any state, local or non-U.S. taxing authority and is hereby authorized to take any and all actions that it is permitted to take by applicable law when acting in that capacity. David Vaughan is hereby designated as the individual to act on behalf of the Partnership Representative. The Partners and Unit Holders acknowledge and agree that it is the intention of the Partners and Unit Holders to minimize any obligations of the Partnership to pay taxes and interest in connection with any audit of the Partnership, including, if the Partnership Representative so determines, by means of elections under Section 6226 of the Code and/or the Partners and Unit Holders filing amended returns under Section 6225(c)(2), in each case as amended by the Revised Partnership Audit Procedures. The Partners and Unit Holders agree to cooperate in good faith, including, without limitation, by timely providing information reasonably requested by the Partnership Representative and making elections and filing amended returns reasonably requested by the Partnership Representative, to give effect to the preceding sentence. The Partnership shall make any payments it may be required to make under the Revised Partnership Audit Procedures and, in the Partnership Representative’s reasonable discretion, allocate any such payment among the current or former Partners and Unit Holders of the Partnership for the “reviewed year” to which the payment relates in a manner that reflects the current or former Partners’ and Unit Holders’ respective interests in the Partnership for that year and any other factors taken into account in determining the amount of the payment. To the extent payments are made by the Partnership on behalf of or with respect to a current Partner or current Unit Holder in accordance with this Section 7.6, such amounts shall, at the election of the Partnership Representative, (a) be applied to and reduce the next Distribution(s) otherwise payable to such Partner or Unit Holder under this Agreement or (b) be paid by the Partner or Unit Holder to the Partnership within 30 days of written notice from the Partnership Representative requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Partner or Unit Holder, that Partner or Unit Holder shall pay over to the Partnership an amount equal to the amount of such payment made on behalf of or with respect to it within 30 days of written notice from the Partnership Representative requesting the payment. Any cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Partnership. The provisions contained in this Section 7.6 shall survive the termination of the hip and the withdrawal of any or the transfer or other disposition of any Partner’s or Unit Holder’s interest in the Partnership. The Partnership Representative shall have all power and authority with respect to the Partnership and its Partners and Unit Holders as a “Partnership Representative” or “Tax Matters Partner” in any similar capacity under state or local law or regulation. Each Partner and Unit Holder agrees that, to the extent permitted by applicable law or regulation, (i) any action taken by the Partnership Representative in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of the Partnership will be binding upon such Partner or Unit Holder, and (ii) such Partner or Unit Holder will not act independently in connection with, or participate without the written consent of the Partnership Representative in, any administrative or judicial proceeding in relation to taxes with respect to the income of the Partnership. The Partnership shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and Unit Holders or in connection with any audit of the Partnership’s income tax returns, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the Partnership Representative. The payment of all such expenses to which this indemnification applies shall be made before any Distributions pursuant to this Agreement. The Partnership Representative may engage accountants and/or attorneys on behalf of the Partnership to assist it in discharging its duties hereunder.

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Section 8
AMENDMENTS; MEETINGS

8.1       Amendments. Amendments to this Agreement required to be approved by the Investor Partners may be proposed by the Managing General Partner or by a Majority in Interest of the Partners. Following such proposal, the Managing General Partner shall submit to the Investor Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the Managing General Partner shall include in any such submission a recommendation as to the proposed amendment. The Managing General Partner shall seek the written vote of the Investor Partners on the proposed amendment or shall call a meeting to vote thereon, in accordance with Section 8.2, and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the Managing General Partner may require response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall be deemed to constitute a vote against the proposal. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the vote of Partners representing a Majority in Interest of the Investor Partners, except for any amendment to the provisions regarding removal of the Managing General Partner set forth in Sections 6 and 10 hereof, which shall only be amended by a Super-Majority In Interest. In the event that a meeting is duly noticed and called, the affirmative vote of the Units held by Investor Partners attending or represented by proxy at such meeting shall be sufficient to approve any amendment (even if less than the foregoing specified percentage) except for any amendment to the provisions regarding removal of the Managing General Partner set forth in Sections 6 and 10 hereof, which shall only be amended by a vote of more than 2/3rds of the Units held by the Investor Partners.

8.2       Meetings of the Partners.

(a)              Meetings of the Partners may be called by the Managing General Partner and shall be called upon the written request of Investor Partners holding a majority of the Units held by Investor Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Investor Partners not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting. Investor Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Investor Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure for soliciting a written vote described in Section 8.1. In the event the Managing General Partner elects to solicit a written vote, the Managing General Partner shall submit to the Investor Partners materials describing in detail the proposed action upon which a vote is being sought together with the Managing General Partners recommended action as to such proposed action. For purposes of obtaining a written vote, the Managing General Partner may require response within a reasonable specified time, but not less than seven (7) days, and failure to respond in such time period shall be deemed to constitute a vote against the proposal. Except as otherwise expressly provided in this Agreement (or the TBOC), the vote (including any vote for or against a proposal by virtue of a failure to respond) of the Partners representing a Majority in Interest of the Partners shall be effective.

(b)              For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the Managing General Partner or the Investor Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.

(c)              Each Investor Partner may authorize any Person or Persons (including the Managing General Partner) to act for it by proxy on all matters on which an Investor Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Investor Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Investor Partner executing it. Such revocation may be effected by a writing delivered to the Partnership stating that the proxy is revoked or by a subsequent proxy executed by the Person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the Person executing the proxy. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Partnership.

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(d)              Each meeting of Partners shall be conducted by such Person as the Managing General Partner may appoint pursuant to such rules for the conduct of the meeting as the Managing General Partner or such other Person deems appropriate.

Section 9
TRANSFERS OF UNITS; DISTRIBUTIONS

9.1       Restriction on Transfers. Except as otherwise permitted by this Agreement, no Investor Partner or Unit Holder shall Transfer all or any portion of his Units.

9.2       Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3, an Investor Partner or Unit Holder may at any time Transfer all or any portion of his or her Units subject to the following conditions precedent (any such Transfer being referred to in this Agreement as a “Permitted Transfer”):

(a)              Except in the case of a Transfer of Units at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be appropriate in the opinion of counsel to the Partnership or the Managing General Partner to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 9. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b)              Except in the case of a Transfer at death or involuntarily by operation of law, the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, that the Transfer will not result in the Partnership being considered to be a publicly traded partnership for purposes of Section 7704 of the Code.

(c)              The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information desirable or reasonable in the opinion of the Managing General Partner to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(d)              Except in the case of a Transfer at death or involuntarily by operation of law, either (i) such Transfer shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(e)              A transferee shall be admitted as an Investor Partner on the first day of the following month after the Managing General Partner deems the proposed transfer to qualify as a Permitted Transfer pursuant to this Section 9.2.

(f)               In the case of a transfer of Units to the Managing General Partner, including any such transfer following an exercise of the Managing General Partner’s rights pursuant to Section 4.5 hereof, the Managing General Partner on behalf of the Partnership may waive any of the terms or conditions set forth in this Section 9.

9.3       Prohibited Transfers.

(a)              Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatever; provided that, if the Partnership is required by proper authority to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Partnership.

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(b)              In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and all Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.4       Rights of Unadmitted Assignees. A Person who acquires one or more Units but who is not admitted as a substituted Investor Partner pursuant to Section 9.5 shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the TBOC or the Agreement.

9.5       Admission of Unit Holders as Partners. Subject to the other provisions of this Section 9, a transferee of Units of Partnership interest may be admitted to the Partnership as a substituted Investor Partner only upon satisfaction of the conditions set forth below in this Section 9.5:

(a)              The Managing General Partner consents to such admission;

(b)              The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(c)              The transferee becomes a party to this Agreement as an Investor Partner and executes such documents and instruments as the Managing General Partner may reasonably request as may be desirable or reasonable in the opinion of the Managing General Partner to confirm such transferee as an Investor Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof;

(d)              The transferee pays or reimburses the Partnership for all reasonable legal, filing and publication costs that the Partnership incurs in connection with the admission of the transferee as an Investor Partner with respect to the Transferred Units; and

(e)              If the transferee is a minor, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

(f)               The Managing General Partner determines that the total amount of Units owned after such transfer by persons who are a “benefit plan investor” does not equal or exceed the amount that would cause the Partnership’s assets to be considered “plan assets” (successor concept) within the meaning of ERISA or similar laws (whether now enacted or enacted in the future, and whether applicable to private or public plans).

9.6       Representations; Legend.

(a)              Each Unit Holder hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Unit Holders, that (i) he is not currently making a market in Units and will not in the future make a market in Units, (ii) he will not Transfer his Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such regulations, revenue rulings or other pronouncements treat any or all arrangements that facilitate the selling of partnership interests and that are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, he will not Transfer any Unit through a matching service that is not approved in advance by the Partnership. Each Unit Holder further agrees that he will not voluntarily Transfer any Unit to any Person unless such Person agrees to be bound by this Section 9.6(a) and to voluntarily Transfer such Units only to Persons who agree to be similarly bound. The Partnership shall, from time to time, at the request of a Unit Holder consider whether to approve a matching service and shall notify all Unit Holders of any matching service that is so approved.

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(b)              Each Unit Holder hereby represents and warrants to the Partnership and the Managing General Partner that such Unit Holder’s acquisition of Units hereunder is made as principal for such Unit Holder’s own account and not for resale or distribution of such Units. Each Unit Holder further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, or any other document or instrument evidencing ownership of Units:

“The Partnership Units represented by this document have not been registered under any securities laws and the transferability of such Units is restricted. Such Units may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Units by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Units shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

The Partnership Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation or assignment as set forth in the Agreement of Limited Partnership and agreed to by each Partner. Said restriction provides, among other things, that no vendee, transferee, assignee or endorsee shall have the right to become a substituted Investor Partner without the consent of the Managing General Partner.”

9.7       Distributions and Allocations in Respect to Transferred Units. If any Partnership interest is Transferred during any accounting period in compliance with the provisions of this Section 9, Profits, Losses, each item thereof and all other items attributable to the Transferred interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using the closing of the books method and any conventions thereunder permitted by law and selected by the Managing General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Partnership does not receive a notice stating the date such interest was Transferred and such other information as the Managing General Partner may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the Transfer occurs, was the owner of the interest. Neither the Partnership nor the Managing General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.7, whether or not the Managing General Partner or the Partnership has knowledge of any Transfer of ownership of any interest.

Section 10
MANAGING GENERAL PARTNER

10.1       Covenant Not to Withdraw, Transfer or Dissolve. Except as otherwise permitted by this Agreement, the Managing General Partner hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Partnership, (b) exercise any power under the TBOC to dissolve the Partnership, or (c) voluntarily Transfer all or any portion of its interest in the Partnership as a Managing General Partner. Further, the Managing General Partner hereby covenants and agrees to continue to carry out the duties of the Managing General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 11.

10.2       Permitted Transfers.

(a)              The Managing General Partner may Transfer all or any portion of its interest in the Partnership as the Managing General Partner (i) at any time to any Person who is such Managing General Partner’s Affiliate on both the day such Managing General Partner became the Managing General Partner and the day of such Transfer, (ii) at any time involuntarily by operation of law or (iii) following one hundred twenty (120) days prior written notice of its intention to withdraw and retire as Managing General Partner with the consent of the holders of a Majority in Interest of the Partners; provided that no such Transfer shall be permitted unless and until all of the conditions set forth in Section 9.2 are satisfied as if the Partnership interest being Transferred was a Unit of Partnership interest.

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(b)              A transferee of a Partnership interest from the Managing General Partner hereunder shall be admitted as the Managing General Partner with respect to such interest if, but only if, the admission of such transferee as the Managing General Partner is approved by a Majority in Interest of the Investor Partners.

(c)              Notwithstanding any other provision of the Agreement, the Managing General Partner shall have the right to pledge to any Person its rights to receive distributions or payments under this Agreement.

10.3       Prohibited Transfers.

(a)              Any purported Transfer of any Partnership interest held by the Managing General Partner that is not permitted by Section 10.2 shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not so permitted (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not so permitted), the interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Partnership.

(b)              In the case of a Transfer or attempted Transfer of a Partnership interest that is not permitted by Section 10.2, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the Limited Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.4       Termination of Status as Managing General Partner.

(a)              The Managing General Partner shall cease to be the Managing General Partner upon the first to occur of (i) the filing of a certificate of termination, or its equivalent, by a corporate Managing General Partner, (ii) the involuntary Transfer by operation of law of such Managing General Partner’s interest in the Partnership, (iii) the vote of a Majority in Interest of the Partners to approve a request by such Managing General Partner to retire, or (iv) upon ninety (90) days prior written notice, following the vote of a Super-Majority in Interest of the Investor Partners to remove such Managing General Partner. In the event a Person ceases to be the Managing General Partner without having Transferred his entire interest as the Managing General Partner, such Person shall be treated as an unadmitted transferee of a Partnership interest as a result of an unpermitted Transfer of an interest pursuant to Section 10.3.

(b)              If the Managing General Partner ceases to be a General Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a Managing General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a Managing General Partner for Partnership debts and obligations arising after such Person ceases to be a Managing General Partner. Any debts, obligations or liabilities in damages to the Partnership of any Person who ceases to be a Managing General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations or liabilities.

(c)              If at the time a Person ceases to be a Managing General Partner such Person is also an Investor Partner or a Unit Holder with respect to Units other than his interest as a Managing General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Units. The Managing General Partner, if it is involuntarily removed by the Investor Partners, may elect to retain its interest in the Partnership as an Investor Partner in any successor Investor Partnership, assuming the Investor Partners determine to continue the Partnership and elect a successor Managing General Partner. Further, the Managing General Partner, if it is involuntarily removed by the Investor Partners or ceases to be Managing General Partner by operation of law, may select an independent engineering firm to value its interest in the Partnership at its then present fair market value. In determining the fair market value of the Managing General Partner’s interest, the independent engineer will take into account appropriate discount factors in light of the risk of recovery of oil and gas reserves. The Partnership may purchase for cash all or a portion of the interest of the removed Managing General Partner for the value determined by the independent engineering appraisal.

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10.5       Conversion of Additional General Partner Interests into Limited Partner Interests.

(a)              The Managing General Partner shall notify all Additional General Partners at least 30 days prior to any material change in the amount of the Partnership’s insurance coverage. Within this 30-day period, and notwithstanding Section 10.5(a), Additional General Partners shall have the right to immediately convert their Units into Units of limited partnership interest by giving written notice to the Managing General Partner.

(b)              The Managing General Partner shall convert the interests of all Additional General Partners in the Partnership to Units of limited partnership interest in the Partnership during the year following completion of drilling by the Partnership. Until such time, General Partner interests may not be converted into limited partner interests. When permitted, a conversion may only occur and be effective on the first day of a calendar quarter.

(c)              The Managing General Partner shall cause the conversion to be effected as promptly as possible as prudent business judgment dictates. Conversion of an Additional General Partnership interest to a limited partnership interest in the Partnership shall be conditioned upon a finding by the Managing General Partner that such conversion will not cause a termination of the Partnership for federal income tax purposes. Effecting conversion is subject to the satisfaction of the condition that the electing Additional General Partner provide written notice to the Managing General Partner of such intent to convert. Upon such transfer and exchange, such Additional General Partners shall be Limited Partners; however, they will remain liable to the Partnership for any additional Capital Contribution(s) required for their proportionate share of any Partnership obligation or liability arising prior to the conversion.

10.6       Liability of Partners. Except as otherwise provided in this Agreement or as otherwise provided by the TBOC, each General Partner shall be jointly and severally liable for the debts and obligations of the Partnership. In addition, each Additional General Partner shall be jointly and severally liable for any wrongful acts or omissions of the Managing General Partner and/or the misapplication of money or property of a third party by the Managing General Partner acting within the scope of its apparent authority to the extent such acts or omissions are chargeable to the Partnership.

Section 11
DISSOLUTION AND WINDING UP

11.1       Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)              The sale of all or substantially all of the assets of the Partnership;

(b)              With the consent of the Managing General Partner, upon the vote by a Majority in Interest of the Partners to dissolve, wind up and liquidate the Partnership;

(c)              The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

(d)              Any event set forth in Section 10.4 or any other event that causes a Managing General Partner to cease to be a general partner under the TBOC, provided that the Investor Partners have not selected a successor managing general partner pursuant to Section 6.2 and provided further that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 11.1.

The Partners hereby agree that, notwithstanding any provision of the TBOC, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.1(d) hereof, the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining Managing General Partner and one remaining Limited Partner and that Managing General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event a Majority in Interest of the Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional Managing General Partners.

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11.2       Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or appropriate for, the winding up of the Partnership’s business and affairs. The Managing General Partner (or, in the event there is no remaining Managing General Partner, any Person elected to be the liquidator by a Majority in Interest of the Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)              First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Managing General Partner;

(b)              Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Managing General Partner; and

(c)              Third, subject to Section 11.4 below, the balance, if any, to the Partners and Unit Holders in accordance with their positive Capital Account balances after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the year during which such Liquidation occurs.

11.3       Capital Account Deficit Restoration.

(a)              Upon a Liquidation of the Partnership or the interest of a Limited Partner or Unit Holder of Limited Partner Units, if a Limited Partner or Unit Holder with respect to Limited Partner Units has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the year during which such Liquidation occurs including any Revaluation in connection therewith), such Limited Partner or Unit Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever.

(b)              Notwithstanding any other provision of this Agreement or any other agreement among the Partners, upon a Liquidation of the Partnership or the interest of a Managing General Partner, any Additional General Partner or Unit Holder of General Partner Units, if the affected Managing General Partner, Additional General Partner or Unit Holder of General Partner Units has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the year during which such Liquidation occurs including any Revaluation in connection therewith), such Partner or Unit Holder shall have an unconditional obligation to make a contribution to the capital of the Partnership in the amount of such deficit by the end of the Fiscal Year in which Liquidation occurs or, if later, within 90 days of Liquidation.

(c)              For purposes of this Section 11.3, any Person holding both General and Limited Partner Units (whether or not admitted as a Partner) shall be treated as a General Partner with a single Capital Account subject to Section 11.3(b).

11.4       Withholding from Liquidating Distributions. In the discretion of the Managing General Partner or liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners and Unit Holders pursuant to this Section 11 may be:

(a)              distributed to a trust established for the benefit of the Partners and Unit Holders for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Managing General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners or Unit Holders from time to time, in the reasonable discretion of the Managing General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners and Unit Holders pursuant to this Agreement; or

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(b)              withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners and Unit Holders as soon as practicable.

11.5       Rights of Partners and Unit Holders. Except as otherwise provided in this Agreement, (a) each Partner and Unit Holder shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner or Unit Holder shall have priority over any other Partner or Unit Holder as to the return of his Capital Contributions, distributions or allocations.

11.6       Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Partnership, the Managing General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the Managing General Partner).

11.7       Certificate of Termination. Upon the completion of the winding up of the Partnership pursuant to this Section 11, the Managing General Partner shall file or cause to be filed a certificate of termination with the Texas Secretary of State pursuant to the Section 11.101 of the TBOC and shall take all actions and make all filings necessary for such termination to comply with the TBOC.

Section 12
POWER OF ATTORNEY

12.1       The Managing General Partner as Attorney-In-Fact. Each Unit Holder hereby makes, constitutes and appoints the Managing General Partner and each successor Managing General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file and record (a) this Agreement and all agreements, certificates, instruments and other documents amending or changing this Agreement as now or hereafter amended that the Managing General Partner may deem desirable or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by the Managing General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner or Unit Holder of his interest in the Partnership; and (b) any certificates, instruments and documents as may be required by, or may be appropriate under, the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business. Each Unit Holder authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider reasonable or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Unit Holder might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

12.2       Nature as Special Power. The power of attorney granted pursuant to this Section 12:

(a)              is a special power of attorney coupled with an interest and is irrevocable;

(b)              may be exercised by any such attorney-in-fact by listing the Unit Holders executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Unit Holders; and

(c)              shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Unit Holder and shall survive the delivery of an assignment by a Partner or Unit Holder of the whole or a portion of his interest in the Partnership, except that where the assignment is of such Unit Holder’s entire interest in the Partnership and the assignee, with the consent of the Managing General Partner, is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

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Section 13
MISCELLANEOUS

13.1       Liability of Parties. By entering into this Agreement, no party shall become liable for any other party’s obligations relating to any activities beyond the scope of this Agreement, except as provided by the TBOC. If any party suffers, or is held liable for, any loss or liability of the Partnership that is in excess of that agreed upon herein, such party shall be indemnified by the other parties, to the extent of their respective interests in the Partnership, as provided herein.

13.2       Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by first class mail, registered or certified, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a)              If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;

(b)              If to the Managing General Partner, to the address set forth in Section 2.1 hereof;

(c)              If to an Investor Partner, to the address set forth opposite his name on attached Exhibit A-1.

Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or 72 hours after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

13.3       Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and Unit Holders and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

13.4       Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner or Unit Holder.

13.5       Time. Time is of the essence with respect to this Agreement.

13.6       Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.7       Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.8       Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

13.9       Further Action. Each Partner and Unit Holder, upon the request of the Managing General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be desirable or reasonable in the opinion of the Managing General Partner to carry out the provisions of this Agreement.

13.10       Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

13.11       Governing Law. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners and Unit Holders.

13.12       Waiver of Action for Partition. Each Investor Partner and Unit Holder irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Property.

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13.13       Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.14       Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that the Managing General Partner may take and all determinations that the Managing General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Managing General Partner.

13.15       Entire Agreement. This Agreement and the exhibits hereto, which are incorporated herein by reference, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written.

13.16       Attorneys’ Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, any unsuccessful party to such action shall pay the successful party’s reasonable expenses, including attorneys’ fees, incurred in such action.

13.17       Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

13.18       Venue. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any Texas State or United States Federal court sitting in the City and County of Dallas over any action, suit or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that final judgment in any such action, suit or proceeding is binding; provided, however, that the service of process is effected upon such party in the manner permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

MANAGING GENERAL PARTNER:

UNIVERSE ENERGY, LLC

By: /s/ David W. Vaughan
Name: David W. Vaughan
Title: President

INVESTOR PARTNERS:

UNIVERSE ENERGY, LLC
As Attorney-In-Fact

By: /s/ David W. Vaughan
Name: David W. Vaughan
Title: President

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INVESTOR PARTNERS: [Investor Partners to sign counterpart signature pages attached to the Subscription Agreement]

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EXHIBIT A

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

UNIVERSE ENERGY PARTNERS, LP

MANAGING GENERAL PARTNER

Name	Address
Universe Energy, LLC	Premier Place 5910 N. Central Expressway, Suite 370 Dallas, Texas 75206

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EXHIBIT A-1

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

UNIVERSE ENERGY PARTNERS, LP

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS: INVESTOR PARTNERS

Name	Address	# Units / Capital Contribution	Type of Unit (General or Limited Partnership Interest)	Capital Account

A-1